Middlesex Water Company Announces Board Change

ISELIN, NJ,  (June 23, 2010)   Middlesex Water Company (NASDAQ:MSEX) has announced the resignation of John P. Mulkerin from its Board of Directors, effective as of the Board of Directors meeting held June 22, 2010. Mr. Mulkerin was a Class I Director whose term was to expire in May 2012.
Mr. Mulkerin was elected to the Board in 1997 and has since served as Chairman of the Company’s Audit Committee and as the designated Audit Committee Financial Expert.  He also served as a member of the Corporate Governance and Nominating Committee and the Pension Committee.
“John’s financial, legal and management background has been a tremendous asset to the Board of Middlesex Water for the past 13 years.  We are grateful for his years of dedicated service, his leadership and for his valued counsel with respect to executing the company’s plans,” said Dennis W. Doll, Chairman, President and Chief Executive Officer.
Steven M. Klein, a member of the Audit Committee since September 2009, was appointed Chairman of the Audit Committee and named as the designated Audit Committee Financial Expert,  at the  June 22, 2010 Board of Directors meeting, to succeed Mr. Mulkerin in these capacities.

About Middlesex Water Company
Middlesex Water Company, organized in 1897, provides regulated and unregulated water and wastewater utility services primarily in New Jersey and Delaware through various subsidiary companies. For additional information regarding Middlesex Water Company, visit the Company’s Web site at www.middlesexwater.com or call (732) 634-1500.

Contact:
Bernadette Sohler, Vice President – Corporate Affairs
Middlesex Water Company
1500 Ronson Road
Iselin, New Jersey  08830
(732) 638-7549
www.middlesexwater.com